As filed with the Securities and Exchange Commission on June 4, 2010
Registration No. 333-

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
Registration Statement Under the Securities Act of 1933
GSI COMMERCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	04-2958132

(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

935 First Avenue, King of Prussia, PA	19406

(Address of Principal Executive Offices)	(Zip Code)
GSI Commerce, Inc. 2010 Equity Incentive Plan
(Full title of the plan)
Arthur H. Miller
Executive Vice President and General Counsel
GSI Commerce, Inc.
935 First Avenue
King of Prussia, PA 19406
(Name and address of agent for service)
(610) 491-7000
(Telephone number, including area code, of agent for service)
Copies to:
Francis E. Dehel, Esq.
Melissa Palat Murawsky, Esq.
Blank Rome LLP
One Logan Square
Philadelphia, PA 19103
Telephone: (215) 569-5500
Facsimile: (215) 569-5555
Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐
CALCULATION OF REGISTRATION FEE

		Proposed maximum	Proposed maximum
	Amount to be	offering price per	aggregate offering	Amount of
Title of securities to be registered	registered(1)	share	price	registration fee
Common Stock, par value $0.01 per share	3,500,000	$28.56(2)	$99,960,000(2)	$7,128

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement covers, in addition to the number of shares of common stock, par value $.01 per share (“Common Stock”), set forth in this table, an indeterminate number of shares of Common Stock which may be issued pursuant to certain anti-dilution provisions contained in the 2010 Equity Incentive Plan. This Registration Statement also covers the Preferred Stock Purchase Rights issuable in accordance with the Rights Agreement, dated as of April 3, 2006, between the Registrant and American Stock Transfer & Trust Company, as Rights Agent, which are presently attached to and trade with the Common Stock of the registrant.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act, based upon the average of the high and low prices per share of the registrant’s Common Stock as reported on the Nasdaq Global Select Market on May 28, 2010.

PART I. INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
The documents containing the information specified in Item 1 will be sent or given to employees as specified in Rule 428(b)(1) and are not required to be filed as part of this Registration Statement.
Item 2. Registrant Information and Employee Plan Annual Information.
The documents containing information specified in Item 2 will be sent or given to employees as specified in Rule 428(b)(1) and are not required to be filed as part of this Registration Statement.
PART II. INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
The following documents filed with the SEC are incorporated herein by reference:
(a)	Our Annual Report on Form 10-K for the fiscal year ended January 2, 2010;

(b)	Those portions of our proxy statement for our Annual Meeting of Stockholders filed on April 13, 2010, which were incorporated by reference into Part III of our Annual Report on Form 10-K for the fiscal year ended January 2, 2010;

(c)	Our Quarterly Report on Form 10-Q for the quarter ended April 3, 2010;

(d)	Our Current Reports on Form 8-K filed on January 22, 2010, February 19, 2010, March 26, 2010, April 6, 2010, April 6, 2010, April 15, 2010, April 21, 2010, May 4, 2010, May 20, 2010, June 3, 2010 and June 4, 2010;

(e)	The description of our common stock contained in our registration statement on Form 8-A filed with the SEC on March 19, 1988, including any amendments or reports filed for the purpose of updating such description; and

(f)	The description of our preferred stock purchase rights set forth in our registration statement on Form 8-A filed with the SEC on April 6, 2006, including any amendments or reports filed for the purpose of updating such description.
All reports and other documents subsequently filed by us with the SEC pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act (other than, in each case, information deemed to have been furnished or not filed in accordance with the SEC rules), after the date of this Registration Statement but prior to the filing of a post- effective amendment which indicates that all securities offered hereunder have been sold or which deregisters all securities then remaining unsold hereunder, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.
Item 4. Description of Securities.
Not Applicable.

Item 5. Interests of Named Experts and Counsel.
Not Applicable.
Item 6. Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of such action or suit, and only with respect to a matter as to which they shall have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made if such person shall have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought shall determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses that the court deems proper despite such adjudication of liability in view of all the circumstances of the case.
Section 102(b)(7) of the Delaware General Corporation Law provides that a certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director:
(1)	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)	under Section 174 (relating to liability for unlawful purchases or redemptions of, or dividends on, capital stock) of the Delaware General Corporation Law; or

(4)	for any transaction from which the director derived an improper personal benefit.
As permitted by the Delaware General Corporation Law, our amended and restated certificate of incorporation, as amended, eliminates liability of our directors for monetary damages to the fullest extent permitted under applicable law. Our amended and restated bylaws also provide, with certain exceptions, for indemnification to the fullest extent not prohibited by the Delaware General Corporation Law.

In addition, we have entered into indemnification agreements with certain of our directors and officers, the form of which was approved by our stockholders. The indemnification agreements, among other things:
•	confirm the present indemnity provided by our bylaws which state that we will indemnify directors and officers to the fullest extent not prohibited by the Delaware General Corporation Law and provide that this indemnity will continue despite future changes in our bylaws, as the indemnification agreements will be our contractual obligations, unlike our bylaws which may be amended by our stockholders or our board;
•	provide further indemnification to the fullest possible extent permitted by law against all expenses (including attorneys’ fees), judgments, fines and settlement amounts paid or incurred by a director or officer in any action or proceeding, including any action by us or in our own right, on account of service as our director, officer, employee, attorney or agent or any of our subsidiaries or any other company or enterprise at our request;
•	cover all actions and proceedings, even if they arise from acts or omissions by a director or officer occurring before the execution of the agreements;
•	continue in force so long as the individual continues to serve in such capacity on our behalf and cover liabilities related to his activities in any such capacity regardless of future changes to our corporate documents;
•	provide for payment of expenses in advance of a final disposition of the action or suit, regardless of the recipient’s ability to make repayments, and do not require that any repayment obligations in respect of any such advances be secured or bear interest;
•	provide protection during the determination process in the event there is a change of control of us or our board and grant our directors and officers rights to appeal a denial of indemnification to a court of competent jurisdiction; and
•	except as discussed below with respect to violations of Section 16(b) of the Exchange Act and expenses or liabilities which are covered by insurance, provide that directors or officers who rely on our records or upon information supplied by our officers, legal counsel, outside accountants or appraisers are deemed to have acted in a manner which would entitle our directors or officers to indemnification under the indemnification agreements.
However, a director or officer is not entitled to indemnification under these agreements unless that director or officer acted in good faith and in a manner reasonably believed to be in or not opposed to our best interests.
In addition, no indemnification will be provided in respect of any suit in which judgment is rendered against a director or officer for an accounting of profits from a purchase or sale of our securities in violation of Section 16(b) of the Exchange Act, or of any successor statute, or for expenses or liabilities which have been paid directly to a director or officer by an insurance carrier under a policy of directors’ and officers’ liability insurance.
The employment agreements of certain of our officers provide for indemnification to such officers by us to the fullest extent permitted by our bylaws or applicable law.
We have obtained directors’ and officers’ liability insurance which covers certain liabilities, including liabilities to us and our stockholders, in the amount of $35.0 million.

Item 7. Exemption from Registration Claimed.
Not applicable.
Item 8. Exhibits.
The following exhibits are filed as part of this Registration Statement or, where so indicated, have been previously filed and are incorporated herein by reference.

Exhibit No.	Description
4.1	Specimen Common Stock Certificate (filed with GSI Commerce, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2002 and incorporated herein by reference).
4.2
Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of GSI Commerce, Inc. (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on April 3, 2006 and incorporated herein by reference).

4.3
Rights Agreement, dated as of April 3, 2006, between GSI Commerce, Inc. and American Stock Transfer & Trust Company, as Rights Agent, including all exhibits thereto (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on April 3, 2006 and incorporated herein by reference).

5.1	Opinion of Blank Rome LLP.
23.1	Consent of Deloitte & Touche LLP
23.2	Consent of KPMG LLP
23.3	Consent of Blank Rome LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the Signature Page).
99.1
GSI Commerce, Inc.’s 2010 Equity Incentive Plan as amended (filed as Appendix A to GSI Commerce, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the Securities Exchange Commission on April 13, 2010 and incorporated herein by reference)

Item 9. Undertakings.
(a) The undersigned registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;
Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in King of Prussia, Pennsylvania, on 4th day of June, 2010.

GSI COMMERCE, INC.
By:	/s/ Michael G. Rubin
	Name:	Michael G. Rubin
Chairman, President and Chief Executive Officer
Power of Attorney
KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Michael G. Rubin and Michael R. Conn, and each or any one of them, such person’s true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for such person and in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file or cause to be filed the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite or necessary to be done in connection therewith, as fully to all intents and purposes as the undersigned might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Michael G. Rubin Michael G. Rubin	Chairman, President and Chief Executive Officer (Principal Executive Officer)	June 4, 2010

/s/ Michael R. Conn Michael R. Conn	Executive Vice President, Finance and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	June 4, 2010

/s/ M. Jeffrey Branman M. Jeffrey Branman	Director	June 4, 2010

/s/ Michael J. Donahue Michael J. Donahue	Director	June 4, 2010

/s/ Ronald D. Fisher Ronald D. Fisher	Director	June 4, 2010

/s/ John A. Hunter John A. Hunter	Director	June 4, 2010

Signature	Title	Date

/s/ Mark S. Menell Mark S. Menell	Director	June 4, 2010

/s/ Jeffrey F. Rayport Jeffrey F. Rayport	Director	June 4, 2010

/s/ Lawrence S. Smith Lawrence S. Smith	Director	June 4, 2010

/s/ Andrea M. Weiss Andrea M. Weiss	Director	June 4, 2010

EXHIBIT INDEX

Exhibit No.	Description
4.1	Specimen Common Stock Certificate (filed with GSI Commerce, Inc.’s Quarterly Report on Form 10-Q for the quarter ended June 29, 2002 and incorporated herein by reference).
4.2
Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock of GSI Commerce, Inc. (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on April 3, 2006 and incorporated herein by reference).

4.3
Rights Agreement, dated as of April 3, 2006, between GSI Commerce, Inc. and American Stock Transfer & Trust Company, as Rights Agent, including all exhibits thereto (filed with GSI Commerce, Inc.’s Current Report on Form 8-K filed on April 3, 2006 and incorporated herein by reference).

5.1	Opinion of Blank Rome LLP.
23.1	Consent of Deloitte & Touche LLP.
23.2	Consent of KPMG LLP.
23.3	Consent of Blank Rome LLP (included in Exhibit 5.1).
24.1	Power of Attorney (included on the Signature Page).
99.1
GSI Commerce, Inc.’s 2010 Equity Incentive Plan as amended (filed as Appendix A to GSI Commerce, Inc.’s Definitive Proxy Statement on Schedule 14A filed with the Securities Exchange Commission on April 13, 2010 and incorporated herein by reference).